Exhibit 8.1

SUBSIDIARIES

Subsidiary	Country of Incorporation
Camelia Navigation S.A.	Marshall Islands
Canyon I Navigation Corp.	Marshall Islands
Donna Marine Co.	Marshall Islands
Explorer Shipholding Limited.	Marshall Islands
Fairplay Maritime Ltd.	Marshall Islands
Frontline Marine Co.	Marshall Islands
Imperator I Maritime Company.	Marshall Islands
Opera Navigation Co.	Marshall Islands
Trade Force Shipping S.A.	Marshall Islands
Epic Investments Inc.	Marshall Islands
Ovation Services Inc.	Marshall Islands
Irises Shipping Ltd.	Marshall Islands
Box Ships Inc.	Marshall Islands
Letitia Shipping Limited	Marshall Islands
Nereus Navigation Ltd.	Marshall Islands
Protea International Inc.	Liberia
Reading Navigation Co.	Liberia
Paloma Marine S.A.	Liberia
Adonia Enterprises S.A.	Liberia
Aminta International S.A.	Liberia
Ardelia Navigation Limited	Liberia
Coral Ventures Inc.	Liberia
Eridanus Trading Co.	Liberia
Eris Shipping S.A.	Liberia
Winselet Shipping and Trading Co. Ltd.	Liberia
Delfis Shipping Company S.A.	Liberia